As filed with the Securities and Exchange Commission on September 8, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Oregon	93-1135197
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1521 Poplar Lane

Forest Grove, Oregon 97116

(503) 359-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Going

Vice President, General Counsel and Secretary

Merix Corporation

1521 Poplar Lane

Forest Grove, Oregon 97116

(503) 359-9300

(Name, address, including zip code, and telephone number, including area code of agent for service)

With Copies to:

Patrick J. Simpson

Perkins Coie LLP

1120 N.W. Couch, Tenth Floor

Portland, Oregon 97209

(503) 727-2000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

(Continued on next page)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registrant Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(Continued from prior page)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
4% Convertible Senior Subordinated Notes due 2013	$70,000,000(2)	100%	$70,000,000(2)	$7,490.00
Common stock (a), no par value per share	(3)	(3)	(3)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and exclusive of any accrued interest.
(2)	Associated with the common stock of Merix are rights to purchase common stock of Merix pursuant to Merix’ rights plan that will not be exercisable or evidenced separately from the common stock of Merix prior to the occurrence of certain events. No separate consideration will be received by Merix for the initial issuance of the rights to purchase its common stock.
(3)	Such indeterminate number of shares of common stock, and associated preferred stock purchase rights, as may be issued from time to time upon conversion of the notes registered hereby. Based on an original conversation rate of 65.8328 common shares per each $1,000 principal amount of notes, the number of common shares issuable upon conversion of the notes will be 4,608,296 shares, subject to adjustment as provided in the accompanying prospectus. Also, pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional shares of common stock that may be issued as a result of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Pursuant to Rule 457(i), there is no additional filing fee with respect to shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2006

Preliminary Prospectus

MERIX CORPORATION

$70,000,000 Principal Amount of

4% Convertible Senior Subordinated Notes due 2013

and

Shares of Common Stock Issuable Upon Conversion of the Notes

We issued $70 million aggregate principal amount of our 4% Convertible Senior Subordinated Notes due 2013 in a private placement in May 2006. This prospectus will be used by the selling securityholders named herein to resell their notes and the common stock issuable upon conversion of the notes.

We will pay interest on May 15 and November 15 of each year, beginning on November 15, 2006. The notes will mature on May 15, 2013.

The notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of 65.8328 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $15.19 per share. Our common stock is listed on the Nasdaq National Market under the symbol “MERX.” The last reported sale price of our common stock on September 5, 2006 was $12.18 per share.

On or after May 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. Holders of the Notes may require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as described in this prospectus, in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

The notes are unsecured obligations and are subordinated in right of payment to all existing and future senior debt. The notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

The notes are eligible for The PORTALSM Market of the National Association of Securities Dealers, Inc.

INVESTING IN THE NOTES INVOLVES RISKS. SEE “ RISK FACTORS” ON PAGE 8.

We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus. We are responsible for the payment of certain expenses incident to the registration of the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 8, 2006.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus, including the documents listed below in the section entitled “Where You Can Find More Information,” contain various “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, and information that is based on management’s belief as well as assumptions made by and information currently available to management. The Reform Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. Words such as “anticipate,” “estimate,” “project,” “forecast,” “intend,” “plan,” “believe,” “expect,” “future” and similar expressions reflect forward-looking statements. But the absence of these words does not mean the statement is not forward- looking. Forward-looking statements in this prospectus include, without limitation, statements regarding:

•	changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry;
•	future results of operations or financial position;
•	future expectations regarding the integration of companies we have acquired;
•	the future capabilities and functionality of our products and services;
•	our expectation regarding future sales and the contribution to net sales by certain of our products, services and customers;
•	future expectations regarding customers, customer relationships and customer demand;
•	competition and our expectations regarding our future competitive position;
•	our ability to address changes to environmental laws and regulations;
•	our ability and any plans to expand operations;
•	the outcome of any litigation to which we are a party;
•	our expectations regarding stock option expenses;
•	our ability to take advantage of certain tax treatments;
•	our expectations regarding the payment of dividends;
•	the sufficiency of capital resources to fund operations;
•	the effect of quick-turn service, advanced technology and lower-cost, high volume production capabilities on our cross-selling opportunities;
•	the proportion of total net sales comprised of quick-turn and premium services;
•	increases in discretionary orders from electronic manufacturing service providers and the strengthening of our relationship with such electronic manufacturing service providers; and
•	assumptions underlying any of the foregoing.

Although we believe that the expectations reflected in our forward-looking statements were, at the time such statements were made, reasonable, our expectations may not prove to be correct. Our forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section titled “Risk Factors” below and in the documents we have incorporated by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected. We do not intend to update any forward-looking statements due to new information, future events or otherwise. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

PROSPECTUS SUMMARY

The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

When used in this prospectus, the terms “Merix,” “the company,” “we,” “our” and “us” refer to Merix Corporation and our consolidated subsidiaries, unless otherwise specified.

OUR COMPANY

Merix Corporation is a leading global manufacturer of technologically advanced printed circuit boards for use in electronic equipment. Our principal products are complex multi-layer rigid printed circuit boards, which are the platforms used to interconnect microprocessors, integrated circuits and other components that are essential to the operation of electronic products and systems. We provide our products to original equipment manufacturer, or OEM, customers, and their electronic manufacturing service providers, that use them primarily in commercial equipment in the communications, automotive, high-end computing and storage, and test and measurement markets. Our markets are generally characterized by rapid technological change, high levels of complexity and short product life-cycles as new and technologically superior electronic equipment is continually being developed. We have focused our efforts on velocity, technology and volume production. We believe we are well positioned to serve our customer base as a result of our quick-turn and premium services capabilities, our technology leadership, high-technology production capacity and our lower-cost, volume production capabilities in Asia.

In December 2004, we acquired Data Circuit Systems, now Merix San Jose. Located in San Jose, California, Merix San Jose is a quick-turn manufacturer of complex, multilayer printed circuit boards and provider of related engineering assistance. Merix San Jose’s experienced management team and strong technical capabilities have provided us additional capabilities to manufacture complex printed circuit boards in very compressed time frames. The majority of its sales are for prototypes.

In September 2005, we acquired the business operations of Eastern Pacific Circuits Holdings Limited, a Hong Kong-based lower-cost, high-volume supplier of printed circuit boards. We refer to these operations in this prospectus as Merix Asia. Merix Asia supplies a global customer base of OEMs and contract manufacturers in the automotive, high-end computing, communications, consumer and industrial markets. Merix Asia provides us with a strategic combination of well located manufacturing operations, a strong new customer base and significant market diversification.

With this platform in Asia, we believe that we are better positioned to provide a full range of products and services to our existing customers, as well as to establish Merix as a viable supplier to Asian-based OEMs and contract manufacturers. Combined with our facilities in Oregon and San Jose, we can offer a combination of quick-turn service, advanced technology and lower-cost, high volume production capabilities that we believe should enable us to have significant cross-selling opportunities as we leverage our combined global sales forces.

OUR CORPORATE INFORMATION

Our principal executive offices are located at 1521 Poplar Lane, Forest Grove, Oregon 97116 and our telephone number at that address is (503) 359-9300. Our website is located at www.merix.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus and shall not be deemed to be incorporated by reference into this prospectus.

THE OFFERING

Securities offered	$70,000,000 aggregate principal amount of 4% Convertible Senior Subordinated Notes due May 15, 2013.

Offering price	100% of the principal amount of the notes plus accrued interest, if any.

Interest	The notes bear interest at an annual rate of 4%. Interest is payable on May 15 and November 15 of each year, beginning November 15, 2006.

Maturity date	May 15, 2013.

Conversion

The notes are convertible at the option of the holder into shares of our common stock at any time prior to maturity, unless the notes are earlier redeemed or repurchased. The notes are convertible at a conversion rate of 65.8328 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $15.19 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See “Description of Notes—Conversion.”

Ranking	The notes are general unsecured obligations and are:

•	subordinate in right of payment to all our existing and future senior debt;

•	equal with any future unsecured debt that is not senior debt and that does not expressly provide that it is subordinated to the notes; and

•	senior to any future debt expressly that provides that it is subordinate to the notes.

The notes are structurally subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. In addition, the notes are effectively subordinated to all our existing and future secured debt to the extent of the value of the collateral securing the debt.

As of May 27, 2006, we had approximately $15.1 million of senior debt outstanding, exclusive of the notes offered under this prospectus, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $63.8 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with GAAP). The terms of the indenture under which the notes are issued do not limit our ability to incur additional indebtedness.

Limitations on incurring senior subordinated indebtedness

The indenture for the notes restricts our ability to incur additional debt that is senior to the notes and subordinate in right of payment to “senior debt” as defined in “Description of Notes—Ranking.”

Optional redemption

On or after May 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. See “Description of Notes—Optional Redemption by Merix.”

Sinking fund	None.

Repurchase at option of holders upon a fundamental change

Upon a “fundamental change,” as defined in “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change,” a holder may require us to repurchase the notes in cash at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

Adjustment to Conversion Rate Upon a Fundamental Change

If a holder elects to convert notes in connection with a specified fundamental change, we will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on the prices paid per share for our common stock in such fundamental change transaction as described under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change.”

Use of proceeds	We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus.

Events of default	The following are events of default under the indenture for the notes:

•	our failure to pay the principal of or premium, if any, on any note when due;

•	our failure to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•	our failure to provide timely notice of a fundamental change;

•	our failure to deliver shares of common stock upon conversion of the notes within 15 days after the conversion date;

•	our failure to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $5 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 30 days after notice as provided in the indenture, unless, in the case of the EPC Seller Financing Note, the amount of indebtedness payable is being disputed by us in good faith; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

See “Description of Notes—Events of Default.”

Trading	The notes are eligible for The PORTALSM Market of the National Association of Securities Dealers, Inc. Our common stock is listed on the Nasdaq National Market under the symbol “MERX.”

Registration rights

We entered into a registration rights agreement with the initial purchaser pursuant to which we agreed to file a shelf registration statement with the SEC with respect to the notes and the common stock issuable upon conversion of the notes within 90 days after the notes are issued and to use our reasonable efforts to cause such registration statement to be declared effective within 180 days after the notes are issued. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See “Description of Notes—Registration Rights.”

Governing law	The indenture, the notes and the registration rights agreement will be governed by the laws of the State of New York.

RISK FACTORS

You should read the section entitled “Risk Factors” beginning on page 8 of this prospectus, so that you understand the risks associated with an investment in the securities offered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	1.3	(1)	1.0	(2)	(3)

(1)	Due to the Company’s loss for the year ended May 31, 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2,512.

(2)	Due to the Company’s loss for the year ended May 31, 2003, the ratio coverage was less than 1:1. The Company must generate additional earnings of $23,461.

(3)	Due to the Company’s loss for the year ended May 31, 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $16,710.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and minority interests, plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expensed and capitalized, including amortization of deferred finance charges and the portion of rental expense representing interest.

RISK FACTORS

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

We are dependent upon the electronics industry, which is highly cyclical and suffers significant downturns in demand resulting in excess manufacturing capacity and increased price competition.

The electronics industry, on which a substantial portion of our business depends, is cyclical and subject to significant downturns characterized by diminished product demand, rapid declines in average selling prices and over-capacity. This industry has experienced periods characterized by relatively low demand and price depression and is likely to experience recessionary periods in the future. Economic conditions affecting the electronics industry, in general, or specific customers, in particular, have adversely affected our operating results in the past and may do so in the future.

The electronics industry is characterized by intense competition, rapid technological change, relatively short product life-cycles and pricing and margin pressures. These factors adversely affect our customers and we suffer similar effects. Our customers are primarily high-technology equipment manufacturers in the communications, automotive, high-end computing and storage, test and measurement, and aerospace and defense end markets of the electronics industry. Due to the uncertainty in the markets served by most of our customers, we cannot accurately predict our future financial results or accurately anticipate future orders. At any time, our customers can discontinue or modify products containing components manufactured by us, adjust the timing of orders and shipments or affect our mix of consolidated net sales generated from quick-turn services and premium revenues versus standard lead time production, any of which could have a material adverse effect on our results of operations.

We may not be able to remediate material weaknesses in our internal control over financial reporting.

As reported in Item 8. of our Annual Report on Form 10-K for the fiscal year ended May 27, 2006, we have identified material weaknesses in our internal control over financial reporting, as follows:

1.    The Company did not maintain a sufficient complement of personnel to maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Company. Specifically, the Company did not maintain personnel with an appropriate level of accounting knowledge, experience and training in the selection, application and implementation of generally accepted accounting principles with respect to: (i) stock-based compensation, (ii) external financial reporting, including income tax disclosures, (iii) accrued liabilities, and (iv) classification of assets held-for-sale. This material weakness resulted in audit adjustments to the Company’s 2006 annual consolidated financial statements and contributed to the material weakness discussed in 2 below. Additionally, this control deficiency could result in a misstatement of the above mentioned accounts and disclosures that would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

2.    The Company did not maintain effective controls over the completeness, accuracy and disclosure of segment information. Specifically, controls over segment reporting were not effective to ensure that disclosures were determined in accordance with generally accepted accounting principles. This control deficiency resulted in an audit adjustment to the required disclosure included in the notes to the Company’s 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of segment information that would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

As a result of the aforementioned material weaknesses, the PricewaterhouseCoopers LLP opinion set forth in our Annual Report on Form 10-K for the fiscal year ended May 27, 2006 in the Internal Control over Financial

Reporting section of the Report of Independent Registered Public Accounting Firm as of May 27, 2006 states that we have not maintained effective internal control over financial reporting as of May 27, 2006. Although the Company is implementing remedial controls to address this matter, if we fail to remedy the material weaknesses in a timely matter, it could cause us to improperly record our financial position and results of operations and could result in us failing to meet our financial reporting responsibilities in future reporting periods.

Our recent acquisitions may be costly and difficult to integrate, may divert management resources and may dilute shareholder value.

As part of our business strategy, we have made and may continue to make acquisitions of, or investments in, companies, products or technologies that complement our current products, augment our market coverage, enhance our technical capabilities or production capacity or that may otherwise offer growth opportunities. In connection with our San Jose and Asian acquisitions or any future acquisitions or investments, we could experience:

•	problems integrating the purchased operations, technologies or products;

•	failure to achieve potential sales, materials costs and other synergies;

•	unanticipated expenses and working capital requirements;

•	difficulty achieving sufficient revenues to offset increased expenses associated with acquisitions;

•	diversion of management’s attention;

•	adverse effects on business relationships with our or the acquired company’s suppliers and customers;

•	difficulty in entering markets in which we have limited or no prior experience;

•	losses of key employees, particularly those of the acquired organization; and

•	problems completing anticipated technology transfers to our Asian operations.

In addition, in connection with any future acquisitions or investments, we could:

•	issue stock that would dilute our current shareholders’ percentage ownership;

•	incur debt and assume liabilities that could impair our liquidity;

•	incur amortization expenses related to intangible assets; or

•	incur large and immediate write-offs that would reduce net income.

Any of these factors could prevent us from realizing anticipated benefits of an acquisition or investment, including operational synergies, economies of scale and increased profit margins and revenue. Acquisitions are inherently risky, and any acquisition may not be successful. Failure to manage and successfully integrate acquisitions could harm our business and operating results in a material way. Even when an acquired company has already developed and marketed products, product enhancements may not be made in a timely fashion. In addition, unforeseen issues might arise with respect to such products after the acquisition.

If we are unable to successfully integrate Merix Asia, our business may be materially adversely affected.

We recently acquired Eastern Pacific Circuits Limited and certain of its subsidiaries, now Merix Asia, and are attempting to integrate Merix Asia’s operations with our domestic operations. We have never acquired foreign operations before and have never had facilities in Asia. Our operations in Asia will increase our exposure to certain risks, including the risks that we may not be able to successfully attract and retain qualified personnel in Asia, realign our resources for cost savings, realize any anticipated cost savings, adapt to business practices which may be different from our other business locations, integrate our accounting software systems and implement adequate internal controls and procedures. Under prior ownership, Merix Asia experienced difficulty in reaching and maintaining profitability. To date, we have not realized expected growth in sales opportunities in Asia from our domestic operations, nor have we realized expected materials cost savings by operating as a multinational business. If we are unable to successfully integrate Merix Asia or if Merix Asia is unable to reach and maintain profitability, our business and results of operations will likely be materially adversely affected.

We have minority investors in our China manufacturing facilities.

We have four printed circuit board manufacturing plants in the People’s Republic of China that are each owned by a separate Chinese company. While we are the majority interest holder in all of these companies, there are minority interest holders in each of them. The aggregate minority interest in these companies ranges from five percent to 15 percent. These minority holders are local investors with close ties to local economic development and other government agencies. In some cases, the investors lease to the Chinese operating companies the land on which the plants are located. In connection with the negotiation of their investments, the local investors secured certain rights to be consulted and consent to certain operating and investment matters concerning the plants and to board representation. Failure to maintain good relations with these investors could materially adversely affect our ability to manage the operations of one or more of the plants and our ability to realize the anticipated benefits of the Asian acquisition.

We do not currently have options to renew our leased manufacturing facilities in the People’s Republic of China and Hong Kong.

We have two printed circuit board manufacturing plants in the People’s Republic of China that are leased from separate Chinese companies under operating leases that do not contain lease renewal options. The facilities include one of our major multi-layer plants and one of our smaller single-layer facilities in the People’s Republic of China. While we lease these facilities from companies that have minority interests ranging from five percent to fifteen percent in our majority-owned subsidiaries in the People’s Republic of China, we cannot be assured that these minority interest holders will renew our leases. Failure to maintain good relations with these investors could materially adversely affect our ability to negotiate the renewal of our operating leases or continue to operate one or more of the plants. Further, failure to successfully renew such leases could materially adversely affect our ability to realize the anticipated benefits of the Asian acquisition.

Lower sales may cause gross margins and operating results to decrease because many of our operating costs are fixed.

A significant portion of our operating expenses are relatively fixed in nature, and planned expenditures are based in part on anticipated orders. If we do not receive orders as anticipated or if revenue is reduced by reductions in the proportion of our quick-turn services and premium business, our operating results will be adversely affected. Revenue shortfalls have historically resulted in an underutilization of our installed capacity and, together with adverse pricing, have decreased our gross margins. Future decreases in demand or pricing will likely decrease our gross margins and have a material adverse impact on our results of operations.

Competition in the printed circuit board market is intense and we could lose sales if we are unable to compete effectively.

The market for printed circuit boards is intensely competitive, highly fragmented and rapidly changing. We expect competition to persist, which could result in continued reductions in pricing and gross margins and loss of market share. We believe our major competitors are United States, Asian and other international independent manufacturers of multi-layer printed circuit boards, backplanes and other electronic assemblies, and companies that offer quick-turn services. Those competitors include Daeduck Electronics Co., DDi Corp., Kingboard Chemical Holdings Ltd., LG Electronics, Multek Corporation (a division of Flextronics International Ltd.), Sanmina-SCI Corporation, Topsearch International, TTM Technologies, Inc., WUS Printed Circuits Company Ltd and ViaSystems, Inc.

Many of our competitors and potential competitors may have a number of significant advantages over us, including:

•	significantly greater financial, technical, marketing and manufacturing resources;

•	preferred vendor status with some of our existing and potential customer; and

•	larger customer bases.

In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, more successfully enter or adapt to existing or new end markets, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products than we can. Consolidation in the printed circuit board industry, which we expect to continue, could result in an increasing number of larger printed circuit board companies with greater market power and resources. Such consolidation could in turn increase price competition and result in other competitive pressures for us. We must continually develop improved manufacturing processes to meet our customers’ needs for complex, high technology products, and our basic interconnect technology is generally not subject to significant proprietary protection. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively. During recessionary periods in the electronics industry, our competitive advantages in providing an integrated manufacturing solution and responsive customer service may be less important to our customers than when they are in more favorable economic climates.

If production capabilities increase in Asia, where production costs are lower, we may lose market share and our gross margins may be materially adversely affected by increased pricing pressure.

Price competition from printed circuit board manufacturers in Asia and other locations with lower production costs may play an increasing role in the printed circuit board markets in which we compete. While printed circuit board manufacturers in these locations have historically competed primarily in markets for less technologically advanced products, they are expanding their manufacturing capabilities to produce higher layer count, higher technology printed circuit boards.

Success in Asia may adversely affect our U.S. operations.

To the extent Asian printed circuit board manufacturers, including Merix Asia, are able to compete effectively with products historically manufactured in the United States, our facilities in the United States may not be able to compete as effectively and parts of our U.S. operations may not remain viable.

The cyclical nature of automotive production and sales could adversely affect Merix’ business.

A significant portion of Merix Asia’s products are sold to customers in the automotive industry. As a result, Merix Asia’s results of operations may be materially and adversely impacted by market conditions in the automotive industry. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Any significant economic decline that results in a reduction in automotive production and sales by Merix Asia’s customers could have a material adverse effect on Merix’ business, results of operations and financial condition.

Automotive customers have higher quality requirements and long qualification times.

For safety reasons, our automotive customers have strict quality standards that generally exceed the quality requirements of our other customers. Because a significant portion of Merix Asia’s products are sold to customers in the automotive industry, if our manufacturing facilities in Asia do not meet these quality standards, our results of operations may be materially and adversely impacted. These automotive customers may require long periods of time to evaluate whether our manufacturing processes and facilities meet their quality standards.

If we were to lose automotive customers due to quality control issues, we might not be able to regain those customers, or gain new automotive customers, for long periods of time, which could significantly decrease our consolidated net sales and profitability.

A small number of customers accounts for a substantial portion of our consolidated net sales and our consolidated net sales could decline significantly if we lose a major customer or if a major customer orders fewer of our products or cancels or delays orders.

Historically, we have derived a significant portion of our consolidated net sales from a limited number of customers. Our five largest OEM customers, which vary from year to year, comprised 39%, 59%, and 68% of our consolidated net sales during the fiscal years ended May 27, 2006, May 28, 2005 and May 29, 2004, respectively. While two OEM customers accounted for more than 10% of our consolidated net sales during the fiscal years ended May 28, 2005 and May 29, 2004, only one OEM customer accounted for more than 10% of our consolidated net sales during the fiscal year ended May 27, 2006. We expect to continue to depend upon a small number of customers for a significant portion of our consolidated net sales for the foreseeable future. The loss of, or decline in, orders from one or more major customers could reduce our consolidated net sales and have a material adverse effect on our results of operations.

Some of our customers are relatively small companies, and our future business with them may be significantly affected by their ability to continue to obtain financing. If they are unable to obtain adequate financing, they will not be able to purchase products, which, in the aggregate, would adversely affect our consolidated net sales.

Because we do not generally have long-term contracts with our customers, we are subject to uncertainties and variability in demand by our customers, which could decrease consolidated net sales and negatively affect our operating results.

We generally do not have long-term purchase commitments from our customers, and, consequently, our consolidated net sales are subject to short-term variability in demand by our customers. Customers generally have no obligation to order from us and may cancel, reduce or delay orders for a variety of reasons. The level and timing of orders placed by our customers vary due to:

•	fluctuation in demand for our customers’ products;

•	changes in customers’ manufacturing strategies, such as a decision by a customer to either diversify or consolidate the number of printed circuit board manufacturers used;

•	customers’ inventory management; and

•	changes in new product introductions.

We have experienced terminations, reductions and delays in our customers’ orders. Future terminations, reductions or delays in our customers’ orders could lower our production asset utilization, which would lower our gross margins, decrease our consolidated net sales and negatively affect our business and results of operations.

We rely on suppliers for the timely delivery of materials used in manufacturing our printed circuit boards, and an increase in industry demand or a shortage of or in the price of raw materials may increase the price of the raw materials we use and may limit our ability to manufacture certain products and adversely impact our gross margins.

To manufacture our printed circuit boards, we use materials such as laminated layers of fiberglass, copper foil and chemical solutions which we order from our suppliers. Suppliers of laminates and other raw materials that we use may from time to time extend lead times, limit supplies or increase prices due to capacity constraints or other factors, which could adversely affect our gross margins and our ability to deliver our products on a timely basis. We have begun to experience, and expect that we will continue to experience, significant increases in the cost of laminate materials, copper products and oil-based or oil-derivative raw materials. These cost increases have had an adverse impact on our gross margins and the impact has been particularly significant on our Asian operations which maintain fixed prices arrangements with a number of large automotive customers. Some of our products use types of laminates that are only available from a single supplier that holds a patent on the material. Although other manufacturers of advanced printed circuit boards also must use the single supplier and our OEM customers generally determine the type of laminates used, a failure to obtain the material from the single supplier for any reason may cause a disruption, and possible cancellation, of orders for printed circuit boards using that type of laminate, which in turn would cause a decrease in our consolidated net sales.

If we do not effectively manage the expansion of our operations, our business may be harmed, and the increased costs associated with the expansion may not be offset by increased consolidated net sales.

We recently acquired Merix Asia and believe that additional capital investment will be required to fully realize the value of the assets we acquired. Any future capacity expansion with respect to our Asian facilities will expose us to significant start-up risks including:

•	delays in receiving and installing required manufacturing equipment;

•	inability to retain management personnel and skilled employees, or labor shortages in general;

•	difficulties scaling up production at our expanded facilities;

•	challenges in coordinating management of operations and order fulfillment between our U.S. and Asian facilities;

•	a need to improve and expand our management information systems and financial controls to accommodate our expanded operations;

•	additional unanticipated costs; and

•	shortfalls in production volumes as a result of unanticipated start-up or expansion delays that could prevent us from meeting our customers’ delivery schedules or production needs.

The success of our integration and anticipated expansion efforts will depend upon our ability to expand, train, retain and manage our employee base. In connection with our expansion efforts in Asia, we expect to require additional employees throughout the company. If we are unable to attract and train and retain new workers, or manage our employee base effectively, our ability to fully utilize our Asian assets will likely be impaired. If we are unable to effectively expand, train and manage our employee base, our business and results of operations could be adversely affected.

In addition, if our consolidated net sales do not increase sufficiently to offset the additional fixed operating expenses associated with our Asian operations, our results of operations may be adversely affected. If demand for our products does not meet anticipated levels, the value of the expanded operations could be significantly impaired, which would adversely affect our results of operations and financial condition.

We were unable to implement adequate internal controls and procedures at Merix Asia.

Our management was unable to complete an evaluation and review of Merix Asia’s internal control over financial reporting for the year ended May 27, 2006, and accordingly, our management excluded Merix Asia from its 2006 assessment of internal control over financial reporting. We are required to complete an evaluation and review of Merix Asia’s internal control over financial reporting by the year ended May 26, 2007. We are in the process of upgrading the accounting systems and strengthening our internal staffing and technical expertise in financial and SEC accounting and reporting at our Asia operations and our management intends to include Merix Asia in its 2007 assessment of internal control over financial reporting. However, if we are not able to attract and retain qualified accounting personnel or successfully upgrade our accounting systems, our management may have to exclude Merix Asia in its 2007 assessment of internal control over financial reporting, which may subject us to adverse regulatory consequences and could result in a negative reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. If we fail to develop and maintain effective controls and procedures at Merix Asia, we may be unable to provide required financial information in a timely and reliable manner or otherwise comply with the standards applicable to us as a public company. Any failure by us to timely provide required financial information could materially and adversely impact our financial condition and the market value of our securities.

Our operations in the People’s Republic of China subject us to risks and uncertainties relating to the laws and regulations of the People’s Republic of China.

Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. No assurance can be given, however, that the government of the People’s Republic of China will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Despite progress in developing its legal system, the PRC does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. Further, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention. In addition, some government policies and rules are not timely published or communicated in the local districts, if they are published at all. As a result, we may operate our business in violation of new rules and policies without having any knowledge of their existence. These uncertainties could limit the legal protections available to us.

Our Chinese and Hong Kong manufacturing operations subject us to a number of risks we have not faced in the past.

A substantial portion of our current manufacturing operations is located in the People’s Republic of China and Hong Kong. The geographical distances between these facilities and our U.S. headquarters create a number of logistical and communications challenges. We are also subject to a highly competitive market for labor in the People’s Republic of China and Hong Kong, which may require us to increase employee wages and benefits to attract and retain employees and spend significant resources to train new employees due to high employee turnover, either of which could cause our labor costs to exceed our expectations. In addition, because of the location of these facilities, we could be affected by economic and political instability in the People’s Republic of China or Hong Kong, including:

•	lack of developed infrastructure;

•	currency fluctuations;

•	overlapping taxes and multiple taxation issues;

•	employment and severance taxes;

•	the burdens of cost and compliance with a variety of foreign laws;

•	difficulty in attracting and training workers in foreign markets and problems caused by labor unrest; and

•	less protection of our proprietary processes and know-how.

Moreover, inadequate development or maintenance of infrastructure in the People’s Republic of China, including inadequate power and water supplies, transportation or raw materials availability, or the deterioration in the general political, economic or social environment, could make it difficult and more expensive, and possibly prohibitive, to continue to operate our manufacturing facilities in the People’s Republic of China.

Products we manufacture may contain manufacturing defects, which could result in reduced demand for our products and liability claims against us.

We manufacture highly complex products to our customers’ specifications. These products may contain manufacturing errors or failures despite our quality control and quality assurance efforts. Defects in the products we manufacture, whether caused by a design, manufacturing or materials failure or error, may result in delayed shipments, increased warranty costs, customer dissatisfaction, or a reduction in or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. Since our products are used in products that are integral to our customers’ businesses, errors, defects or other performance problems could result in financial or other damages to our customers beyond the cost of the printed circuit board, for which we may be liable in some cases. Although we generally attempt to sell our products on terms designed to limit our exposure to warranty, product liability and related claims, in certain cases, the terms of our agreements allocate to Merix substantial exposure for product defects. In addition, even if we can contractually limit our exposure, existing or future laws or unfavorable judicial decisions could negate these limitations of liability provisions. Product liability litigation against us, even if it were unsuccessful, would be time consuming and costly to defend. Although we maintain a warranty reserve, this reserve may not be sufficient to cover our warranty or other expenses that could arise as a result of defects in our products.

Merix may incur material losses and costs as a result of product liability and warranty claims that may be brought against us.

We face an inherent business risk of exposure to warranty and product liability claims in the event that our products, particularly those supplied by Merix Asia to the automotive industry, fail to perform as expected or such failure results, or is alleged to result, in bodily injury and/or property damage. In addition, if any of our products are or are alleged to be defective; we may be required to participate in a recall of such products. As suppliers become more integral to the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the cost associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold us responsible for some or all of the costs related to the repair and replacement of parts supplied by us to the vehicle manufacturer. A successful warranty or product liability claim against us in excess of our available insurance coverage or established warranty and legal reserves or a requirement that we participate in a product recall may have a material adverse effect on our business.

If we are unable to respond to rapid technological change and process development, we may not be able to compete effectively.

The market for our products is characterized by rapidly changing technology and continual implementation of new production processes. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to manufacture products that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, the printed circuit board industry could encounter competition from new or revised manufacturing and production technologies that render existing manufacturing and production technology less competitive or obsolete. We may not be able to respond effectively to the technological requirements of the changing market. If we need new technologies and equipment to remain competitive, the development, acquisition and implementation of those technologies and equipment may require us to make significant capital investments. We may not be able to raise the necessary additional funds at all or as rapidly as necessary to respond to technological changes as quickly as our competitors.

As we commence our work to implement a new enterprise resource planning system, unexpected problems and delays could occur and could cause disruption to the management of our business and significantly increase costs.

In the fourth quarter of the fiscal year 2006, as part of a multi-phase process, the Company decided to implement a new enterprise resource planning, or ERP, for our world-wide operations. As of the end of the fiscal year 2006, the Company selected an ERP vendor and it began the initial design and implementation during the first quarter of the fiscal year 2007. We expect the new ERP system will become integral to our ability to accurately and efficiently maintain our books and records, record our transactions, provide critical information to our management and prepare our financial statements. Our work to plan, develop and implement this new ERP system will continue into the fiscal year 2008 as an active project. These systems are new to us and we have not had extensive experience with them. The new ERP system could eventually become more costly, difficult and time-consuming to purchase and implement than we currently anticipate. Implementation of the new ERP system may require us to change certain internal business practices. We may encounter unexpected difficulties, delays, costs or other challenges, any of which may disrupt our business. Corrections and improvements may be required as we continue the implementation of our new system, procedures and controls, and could cause us to incur additional costs and require additional management attention, placing burdens on our internal resources. Any delay in the implementation of, or disruption in the transition to our new or enhanced systems, procedures or controls, could harm our ability to accurately forecast sales demand, manage our supply chain, achieve accuracy in the conversion of electronic data and records and to report financial and management information on a timely and accurate basis. Failure to properly or adequately address these issues could result in the diversion of management’s attention and resources and impact our ability to manage our business and our results of operations.

If we lose key management, operations, engineering and sales and marketing personnel, we could experience reduced sales, delayed product development and diversion of management resources.

Our success depends largely on the continued contributions of our key management, operations, engineering and sales and marketing personnel, many of whom would be difficult to replace. We generally do not have employment or non-compete agreements with our key personnel. If one or more members of our senior management or key professionals were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources, which would have a negative effect on our business. We do not maintain “key man” insurance policies on any of our personnel.

Successful execution of our day-to-day business operations, including our manufacturing process, depends on the collective experience of our employees and we have experienced periods of high employee turnover. If high employee turnover persists, our business may suffer and we may not be able to compete effectively.

We rely on the collective experience of our employees, particularly in the manufacturing process, to ensure we continuously evaluate and adopt new technologies and remain competitive. Although we are not generally dependent on any one employee or a small number of employees involved in our manufacturing process, we have experienced periods of high employee turnover generally and continue to experience significantly high employee turnover at our Asian facilities. If we are not able to replace these people with new employees with comparable experience, our operations could suffer as we may be unable to keep up with innovations in the industry or the demands of our customers. As a result, we may not be able to continue to compete effectively.

We are exposed to the credit risk of some of our customers and also as a result of a concentration of our customer base.

Most of our sales are on an “open credit” basis, with standard industry payment terms. We monitor individual customer payment capability in granting open credit arrangements, seek to limit open credit to amounts we believe the customers can pay, and maintain reserves we believe are adequate to cover exposure for doubtful accounts. During periods of economic downturn in the global economy and the electronics and automotive industries, our exposure to credit risks from our customers increases. Although we have programs in place to monitor and mitigate the associated risk, those programs may not be effective in reducing our credit risks.

In total, five entities represented approximately 39% of the consolidated net trade accounts receivable balance at May 27, 2006, individually ranging from 5% to 15%. Comparatively, five entities represented approximately 67% of the consolidated net trade accounts receivable balance at May 28, 2005, individually ranging from 5% to 39%. Our OEM customers direct our sales to a relatively limited number of electronic manufacturing service providers. Our contractual relationship is typically with the electronic manufacturing service providers, who are obligated to pay us for our products. Because we expect our OEM customers to continue to direct our sales to electronic manufacturing service providers, we expect to continue to be subject to the credit risk of a limited number of customers. This concentration of customers exposes us to increased credit risks. If one or more of our significant customers were to become insolvent or were otherwise unable to pay us, our financial condition results of operations would be harmed.

Our failure to comply with environmental laws could adversely affect our business.

Our operations are regulated under a number of federal, state and municipal environmental and safety laws and regulations including laws in Hong Kong and the People’s Republic of China that govern, among other things, the discharge of hazardous and other materials into the air and water, as well as the handling, storage, labeling, and disposal of such materials. We have evaluated our environmental and safety practices to determine where deficiencies exist and are working to improve our compliance with these laws. For example, we are working cooperatively with the appropriate agencies in the People’s Republic of China to improve our compliance with laws related to wastewater discharges at the Huiyang and Huizhou facilities. When violations of environmental laws occur, we can be held liable for damages, penalties and costs of investigation and remedial actions. Violations of environmental laws and regulations may occur in the future as a result of our failure to have necessary permits, human error, equipment failure or other causes. Moreover, in connection with our acquisitions in San Jose, California and in Asia, we may be liable for any violations of environmental and safety laws at those facilities by prior owners. If we violate environmental laws, we may be held liable for damages and the costs of investigations and remedial actions and may be subject to fines and penalties, and revocation of permits necessary to conduct our business. Any permit revocations could require us to cease or limit production at one or more of our facilities, and harm our business, results of operations and financial condition. Even if we ultimately prevail, environmental lawsuits against us would be time consuming and costly to defend. Our failure to comply with applicable environmental laws and regulations could limit our ability to expand facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with these laws and regulations. In the future, environmental laws may become more stringent, imposing greater compliance costs and increasing risks and penalties associated with violations. We operate in environmentally sensitive locations and we are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, permitting requirements and material storage, handling or disposal might require a high level of unplanned capital investment, operating expenses or, depending on the severity of the impact of the foregoing factors, costly plant relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may harm our business, results of operations and financial condition.

We are potentially liable for contamination at our current and former facilities as well as at sites where we have arranged for the disposal of hazardous wastes, if such sites become contaminated. These liabilities could include investigation and remediation activities. It is possible that remediation of these sites could adversely affect our business and operating results in the future.

Because we have significant foreign sales and presence, we are subject to political, economic and other risks we do not face in the domestic market.

With the acquisition of our Asian operations, we expect sales in, and product shipments to, non-U.S. markets to represent an increasingly significant portion of our total sales in future periods. Our exposure to the business risks presented by foreign economies includes:

•	logistical, communications and other operational difficulties in managing a global enterprise;

•	potentially adverse tax consequences;

•	restrictions on the transfer of funds into or out of a country;

•	longer sales and collection cycles;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	protectionist and trade laws and business practices that favor local companies;

•	restrictive governmental actions;

•	burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability, including terrorist activities;

•	natural disaster or outbreaks of infectious diseases affecting the regions in which we operate or sell products; and

•	difficulties in collecting accounts receivable.

We are subject to risks associated with currency fluctuations, which could have a material adverse effect on our results of operations and financial condition.

A significant portion of our costs are denominated in foreign currencies, including the Hong Kong Dollar and the Chinese Renminbi (RNB). Substantially all of our consolidated net sales are denominated in U.S. Dollars. As a result, changes in the exchange rates of these foreign currencies to the U.S. Dollar will affect our cost of sales and operating margins and could result in exchange losses. The exchange rate of the Chinese Renminbi to the U.S. Dollar is fixed by the Chinese government. While there has been some pressure by the U.S. government to allow the value of the Renminbi to fluctuate, it is uncertain to what extent, if any, this will occur. To the extent that the value of the Renminbi relative to the U.S. Dollar increases, the costs of our Chinese operations are likely to increase. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. We may enter into exchange rate hedging programs from time to time in an effort to mitigate the impact of exchange rate fluctuations. However, hedging transactions may not be effective and may result in foreign exchange hedging losses.

Pending or future litigation could have a material adverse impact on our operating results and financial condition.

We are currently subject to legal proceedings and claims, including a securities class action lawsuit and a shareholder derivative lawsuit. In each complaint, the plaintiffs seek unspecified damages. These lawsuits are described in Item 3. Legal Proceedings above. More lawsuits could be filed against us.

Where we can make a reasonable estimate of any probable liability relating to pending litigation, we record a liability. Although we have created a reserve for some of the potential legal fees associated with litigation currently pending against us, we have not created any reserve for potential liability for settlements or judgments because the potential liability is neither probable nor estimable. Even when we record a liability, the amount of our estimates of costs or liabilities could be wrong. Accordingly, our operating results and financial condition could be adversely affected. In addition to the direct costs of litigation, pending or future litigation could divert management’s attention and resources from the operation of our business. Accordingly, our operating results and financial condition could be adversely affected.

We did not have a Chief Financial Officer from January 13, 2006 through the filing date of this report.

We did not have a Chief Financial Officer from January 13, 2006, the date on which our former Chief Financial Officer retired, through the filing date of this report. After we file this report, the appointment of our new Chief Financial Officer will be effective. Although our Chief Executive Officer acted as our principal accounting and financial officer, we did not have an officer dedicated to the tasks generally performed by a Chief Financial Officer, such as overseeing the financial management of the Company; directing our financial goals, objectives and budgets; directing and overseeing the preparation of our consolidated financial statements; overseeing investment of funds and managing associated risks; supervising our cash management activities; and overseeing our disclosure controls and procedures and our internal control over financial reporting. In addition, we integrated a significant foreign acquisition without a senior financial officer. Moreover, the added responsibilities may have diverted our Chief Executive Officer’s focus from his other responsibilities during that period of time.

RISKS RELATED TO OUR CORPORATE STRUCTURE AND STOCK

Our stock price has fluctuated significantly, and we expect the trading price of our common stock to remain highly volatile.

The closing trading price of our common stock has fluctuated significantly and declined from an all-time high of $73.50 per share on August 25, 2000 to a low of $2.56 per share on October 8, 1998.

The market price of our common stock may fluctuate as a result of a number of factors including:

•	actual and anticipated variations in our operating results;

•	general economic and market conditions, including changes in demand in the printed circuit board industry and the end markets which we serve;

•	interest rates;

•	geopolitical conditions throughout the world;

•	perceptions of the strengths and weaknesses of the printed circuit board industry and the end markets which it serves;

•	our ability to pay principal and interest on our debt when due;

•	developments in our relationships with our lenders, customers, and/or suppliers;

•	announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers;

•	announcements of plant closings, layoffs, restructurings or bankruptcies by our competitors; and

•	developments related to regulations, including environmental and wastewater regulations.

We expect this volatility to continue in the future. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have affected the printed circuit board industry and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may adversely affect the market price of our common stock and limit our ability to raise capital or finance transactions using equity instruments.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

We may, in the future, sell additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, to raise capital. We may also issue additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, to finance future acquisitions. Further, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options. As of May 27, 2006, we had 3,502,839 outstanding options, each to purchase one share of our common stock, issued to key employees, officers and directors under our equity incentive plans. The options have exercise prices ranging from $2.04 per share to $67.06 per share. These outstanding options could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the options was exercised and the stock issued was immediately sold into the public market. Further, the exercise of these options could have a dilutive impact on other shareholders by decreasing their ownership percentage of our outstanding common stock. If we attempt to raise additional capital through the issuance of equity or convertible debt securities, the terms upon which we will be able to obtain additional equity capital, if at all, may be negatively affected since the holders of outstanding options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such options.

Our shareholder rights plan and some provisions contained in our articles of incorporation and bylaws, as well as provisions of Oregon law, could inhibit a takeover attempt.

Some of the provisions of our articles of incorporation and bylaws, such as the authorization of blank check preferred stock, our shareholder rights plan and Oregon’s anti-takeover laws could delay or prevent a merger or acquisition between us and a third party, or make a merger or acquisition with us less desirable to a potential acquirer, even in circumstances in which our shareholders may consider the merger or acquisition favorable. Our shareholders rights plan was adopted to discourage a potential acquisition of us that our board of directors believes is undesirable to us and our shareholders. Any of these provisions that have the effect of delaying or deterring a merger or acquisition between us and a third party could limit the opportunity for our shareholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

RISKS RELATED TO THE NOTES

The notes are subordinated to our senior debt and effectively subordinated to the liabilities of our subsidiaries and there are no financial covenants in the indenture, limiting protection for noteholders.

The notes are unsecured and subordinate in right of payment to all of our existing and future “senior debt,” as defined in “Description of Notes—Ranking.” The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. Our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the claims of the creditors of the subsidiaries. In addition, the notes will be effectively subordinated to all existing and future secured debt to the extent of the value of the collateral securing that debt because secured debt holders will have a right to the assets securing the debt prior to any rights the noteholders may have.

Neither we nor our subsidiaries are restricted from incurring additional debt or liabilities under the indenture, including secured debt. In addition, there are no financial covenants in the indenture and we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of May 27, 2006, we had approximately $15.1 million of senior debt outstanding, and the aggregate amount of other indebtedness and other liabilities of our subsidiaries was approximately $63.8 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with GAAP). We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

We may depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes.

We are an operating entity that also conducts a significant portion of our business through our subsidiaries. Our operating cash flows and, consequently, our ability to service our debt, including the notes, is therefore partially dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries’ ability to make payments to us may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries’ indebtedness, applicable laws and other factors.

We may not have the ability to repurchase or redeem the notes when required under the terms of the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, holders of notes may require us to repurchase for cash all or a portion of their notes upon the occurrence of specified fundamental change events. We may not have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

We expect our credit facility will provide that a fundamental change constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If the maturity date or a fundamental change occurs at a time when we are prohibited by the subordination provisions in the indenture from repaying, repurchasing or redeeming the notes, we could seek the consent of our lenders to repurchase or redeem the notes or could attempt to refinance this debt. If we do not obtain consent, we could not repurchase or redeem the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which all of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding the repurchase date. We may also be required to issue additional shares upon adjustment to the conversion rate upon a fundamental change. These provisions may make more difficult or discourage a takeover of us. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any), on the notes.

The adjustment to the conversion rate upon a fundamental change on the notes tendered for repurchase upon a fundamental change may not adequately compensate the holders for the lost option time value of notes.

If holders of the notes convert notes in connection with a fundamental change, we may be required to make an adjustment to the conversion rate by increasing the conversion rate applicable to the notes, as described under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change.” While these increases in the applicable conversion rate are designed to compensate holders of the notes for the lost option time value of their notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate the holders for such loss. In addition, even if a fundamental change occurs, in some cases described below under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change” there will be no adjustment to the conversion rate.

Because the rights of holders to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating, if any, of the notes. The term “fundamental change” does not apply to transactions in which all of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

A market may not develop for the notes.

Prior to the offering of the notes now being offered by the selling securityholders under this prospectus, there has been no trading market for the notes. The notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. To the extent that an active trading market fails to develop or be sustained, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. The notes are eligible for trading on the Nasdaq National Market’s screen-based automated trading system known as PORTALSM, “Private Offerings, Resale and Trading through Automated Linkages.” The initial purchaser of the notes is not obligated to make a market in the notes. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by the Securities Act and the Exchange Act. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchaser ceases to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop or, if one does develop, be sustained.

Holders of the notes are not entitled to any rights with respect to our common stock but are subject to all changes made with respect to our common stock.

Holders of the notes are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but are subject to all changes affecting the common stock. Holders of the notes will only be entitled to rights on the common stock if and when we deliver shares of common stock to them in exchange for their notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws required shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurred prior to delivery of the common stock issuable upon conversion of the notes, holders of the notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Conversion of the notes could dilute the ownership of existing shareholders.

The conversion of some or all of the notes could dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The price at which our common stock may be purchased on the Nasdaq National Market is currently lower than the conversion price of the notes and may remain lower in the future.

Prior to electing to convert notes, the noteholder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on the Nasdaq National Market under the symbol “MERX.” On September 5, 2006, the last reported sale price of our common stock was $12.18 per share. The initial conversion price of the notes is approximately $15.19 per share. The market prices of our securities are subject to significant fluctuations. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our securities, including our common stock, as well as economic conditions generally could have a similar effect on the trading price of the notes. Should they elect to convert notes, holders of the notes who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

If we pay a cash dividend on our common stock, holders of the notes may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and holders of the notes may be deemed to have received a taxable dividend subject to U.S. federal tax without the receipt of any cash. For Non-U.S. Holders, as defined in “Material United States Federal Tax Considerations,” such deemed dividend generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material United States Federal Tax Considerations.”

The notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of May 16, 2006, between us and U.S. Bank National Association, as trustee. The following summary contains a description of the material provisions of the notes, the registration rights agreement and the indenture. The summary is not complete, and is subject to, and qualified by reference to, the detailed provisions of the form of notes, the registration rights agreement and the indenture, including the definitions of certain terms used in the indenture. You should carefully review the indenture, which defines your rights as holders of the notes. Copies of the indenture and registration rights agreement entered into with the initial purchaser of the notes are filed as exhibits to our current report on Form 8-K filed with the SEC on May 16, 2006 and may be obtained in the manner indicated under “Where You Can Find More Information.”

GENERAL

The notes have been issued in a $70,000,000 aggregate principal amount. The notes are issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on May 15, 2013, unless earlier converted, redeemed at our option or repurchased by us at your option upon a fundamental change.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, granting liens, selling assets or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture.

The notes bear interest at the annual rate of 4% beginning May 16, 2006. We will pay interest on May 15 and November 15 of each year, commencing on November 15, 2006, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date. Interest on the notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the following business day. A payment made on the following business day will be treated as though it were paid on the original due date and no interest will accrue on the payment or the additional period of time. We may, at our option, pay interest on the notes by check mailed to the holders. However, in that case, a holder of an aggregate principal amount of notes in excess of $2,000,000 will be paid by wire transfer of immediately available funds at its election.

You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

The notes are general unsecured obligations and are:

•	subordinate in right of payment to all our existing and future senior debt;

•	equal with any future unsecured debt that is not senior debt and that does not expressly provide that it is subordinated to the notes; and

•	senior to any future debt that expressly provides that it is subordinate to the notes.

The notes are structurally subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. In addition, the notes are effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such debt. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends or issuing or repurchasing our securities.

On or after May 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period as described below under “—Optional Redemption by Merix.” If we experience a fundamental change, you will have the right to require us to repurchase your notes as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.”

We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee, and we have initially appointed the trustee as paying agent and conversion agent. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

CONVERSION

You may convert your notes, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The initial conversion rate will be equal to 65.8328 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $15.19 per share. The conversion rate will be subject to adjustment, as described below under “—Conversion” and below under “—Adjustment to Conversion Rate Upon a Fundamental Change,” but will not be adjusted for accrued interest.

If the notes are called for redemption or are subject to repurchase, your conversion rights on the notes called for redemption or submitted for repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be. If, however, we default in the payment of the redemption price or repurchase price, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or repurchased.

Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common stock should contact their brokers or the participants or indirect participants in the DTC through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. If you hold certificated notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash based on the closing market price of our common stock at the close of business on the last trading date preceding the conversion date.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest (including additional interest, if any) for the period from the next preceding interest payment date to the conversion date. In the case of any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption or subject to repurchase):

•	such note must be accompanied by payment of an amount equal to the interest (including additional interest, if any) payable on such interest payment date on the principal amount of notes being surrendered for conversion; and

•	interest (including additional interest, if any) payable on the interest payment date will be payable on the interest payment date notwithstanding the conversion, and the interest (including additional interest, if any) will be paid to the holder of such note on the regular record date.

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion of the notes will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

The applicable conversion rate will be subject to adjustment for, among other things:

(i) the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(ii) the issuance to all holders of our common stock of rights, options or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock at less than the then current market price of our common stock as of the record date for shareholders entitled to receive such rights, options or warrants, provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to the expiration;

(iii) subdivisions and combinations of our common stock;

(iv) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in clause (i) or (ii) above;

•	dividends and distributions paid exclusively in cash referred to in clause (v) below; and

•	distributions of rights to holders of common stock pursuant to a shareholder rights plan;

(v) dividends or distributions to all or substantially all holders of our common stock of an all-cash dividend or distribution (other than in connection with our liquidation, dissolution or winding up); and

(vi) the purchase of our common stock made by us or any of our subsidiaries to the extent that the cash and fair value of any other consideration included in the payment per common share has a fair market value that exceeds the market price of such shares as provided in the indenture.

In the case of clause (v) above, the conversion rate will be adjusted by dividing:

•	the conversion rate by

•	a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution.

The adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, “current market price” of our common stock means the average of the closing sale prices of our common stock for the first five trading days from, and including, the first day that the common stock trades “ex-dividend.”

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

To the extent that we have a rights plan in effect, upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions. In addition to the foregoing adjustments, we may increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with any event treated for United States federal income tax purposes as a dividend of stock or stock rights.

In the event of

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted your notes into our common stock immediately prior to any of these events. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

We may, from time to time, increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of the notes at least 15 days’ notice of any such increase in the conversion rate.

You may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Tax Considerations—U.S. Holders.”

RANKING

The notes are, to the extent set forth in the indenture, subordinate in right of payment to the prior payment in full in cash of senior debt. Our subsidiaries are not guaranteeing our obligations under the notes, and consequently the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. The notes rank equally in right of payment with all of our other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes.

Upon any payment or distribution of our assets or securities to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of senior debt will first be entitled to receive payment in full in cash of principal of (and premium, if any) and interest on, and all other payment obligations payable on or under such senior debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of (and premium, if any) or interest on the notes or on account of the repurchase or redemption or other acquisition of notes by us or any of our subsidiaries. If notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of our common stock or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all senior debt to substantially the same extent as the notes are so subordinated) before all the senior debt is paid in full in cash, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of our assets for application to the payment of all senior debt remaining unpaid, to the extent necessary to pay the senior debt in full in cash.

We may not make any payments on account of the notes or on account of the repurchase or redemption or other acquisition of notes, without the consent of the holders of senior debt, if there shall have occurred and be continuing a default in any payment in respect of senior debt (including upon any acceleration of the maturity thereof) when due (a “senior payment default”). In addition, if any default (other than a senior payment default) with respect to any senior debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or an agent or trustee on behalf thereof) to accelerate the maturity thereof (a “senior non-monetary default”) has occurred and is continuing and we and the trustee have received written notice thereof from an authorized person on behalf of any such senior debt, then we may not make any payments on account of the notes or on account of the repurchase or redemption or other acquisition of notes for a period (a “blockage period”) commencing on the date we and the trustee receive such written notice and ending on the earlier of (a) 179 days after such date or on the date on which the trustee receives notice from any authorized person on behalf of any such senior debt rescinding such notice and (b) the date, if any, on which the senior debt to which such default relates is discharged or such default is waived or otherwise cured provided that no other default then exists except, in each case, any acceleration of the senior debt.

Not more than one blockage period may be commenced during any period of 360 consecutive days. There must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing (provided any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose; and provided the failure to repay the senior debt upon acceleration shall constitute a senior payment default) on the date of the commencement of any blockage period with respect to the senior debt initiating such blockage period shall be, or shall be made, the basis for the commencement of a second blockage period by the representative for, or the holders of, such senior debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

The term “senior debt” is defined in the indenture as principal, premium, interest, and other amounts payable under the Loan and Security Agreement, dated September 28, 2005, entered into by and among Merix, and Merix San Jose, Inc., as borrowers, Merix Nevada, Inc., Merix Asia, Inc., Data Circuit Holdings, Inc., the lenders from time to time party thereto, Bank of America, N.A., as syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent and collateral agent (as amended, restated, modified or otherwise supplemented from time to time, the “Existing Loan Agreement”) and any or future credit facilities, term loans and/or revolving credit facilities (including any related hedging obligations or letter of credit subfacilities) entered into with commercial banks and/or financial institutions and guarantees thereof, refinancing or replacing the Existing Loan Agreement. The “senior debt” includes principal, interest, charges, indemnities (but excluding inchoate indemnity obligations for purposes of determining whether the senior debt has been paid in full in cash), fees, costs and expenses, and any interest or other amount that would accrue and become due but for the commencement of any case under the United States Bankruptcy Code or any similar statute, and whether or not such amounts are allowed or allowable in whole or in part in such case, and any obligations arising pursuant to hedge agreements or other bank products secured by the security interest or lien granted pursuant to the Existing Loan Agreement (or any agreement in connection with the refinancing or replacement thereof).

The term “senior debt” does not include:

•	any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes;

•	any indebtedness we owe to any of our subsidiaries; and

•	the notes.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, letters of credit, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

LIMITATION ON INCURRING SENIOR SUBORDINATED INDEBTEDNESS

The indenture provides that we shall not, directly or indirectly, incur, or suffer to exist, any indebtedness that by its terms would expressly rank senior in right of payment to the notes and subordinate in right of payment to any senior debt.

For purposes of the indenture for the notes, “incur” means, with respect to any indebtedness or other obligation to any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such indebtedness or other obligation on the balance sheet of such person (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing). Indebtedness of any person or company that we acquire or any of such person or company’s subsidiaries existing at the time such person or company becomes our subsidiary (or is merged into or consolidated with any subsidiary of us), whether or not such indebtedness was incurred in connection with, as a result of, or in contemplation of, such person or company becoming a subsidiary of us (or being merged into or consolidated with us or any subsidiary), shall be deemed incurred at the time any such person or company becomes a subsidiary or merges into or consolidates with us or any of our subsidiaries.

OPTIONAL REDEMPTION BY MERIX

On or after May 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days’ notice to you.

If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

If a “fundamental change” as defined below occurs at any time prior to the stated maturity of the notes, you will have the right, at your option, to require us to repurchase all of your notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, unless the repurchase date falls after a regular record date and before the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Material United States Federal Income Tax Consequences.”

A fundamental change will be deemed to have occurred, at any time after the notes are originally issued, if any of the following occurs:

(1)	at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us); or

(2)	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(3)	we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or dispose of all or substantially all of our assets to another person, other than:

(i)	any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (other than solely for shares of publicly traded common stock listed on the Nasdaq National Market or on an established national securities exchange or automated over-the-counter trading market in the United States) and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(ii)	any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock;

(4)	the common stock into which the notes are convertible ceases to be listed on the Nasdaq National Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

(5)	our shareholders pass a resolution approving a plan of liquidation, dissolution or winding up.

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under clauses (1), (2) or (3) above (and we will not be required to deliver the fundamental change repurchase right notice incidental thereto), if the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under Clause (3) above or a change in the board of directors under clause (1) above, equals or exceeds 105% of the conversion price of the notes in effect on each such trading day.

For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of (1) a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election or (2) a majority of the continuing directors that were serving at the time of such appointment, nomination or election on a committee of our board of directors that appointed or nominated for election or reelection such board member.

The term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

At least 20 business days prior to the anticipated date on which a fundamental change will become effective (or if we do not have actual notice of a fundamental change 20 business days prior to the effective date, as soon as we have actual notice of the fundamental change), we will provide to all holders of the notes, the trustee, the paying agent and the conversion agent a notice (the “fundamental change notice”) stating:

(1)	if applicable, whether we will adjust the conversion rate as described under “—Adjustment to Conversion Rate Upon a Fundamental Change”;

(2)	the anticipated date on which the fundamental change will become effective; and

(3)	whether we expect that holders of the notes will have the right to require us to repurchase the notes as described in this section.

In addition to the fundamental change notice, on or before the 20th trading day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of notes having the right to cause us to repurchase their notes), we will provide to all holders of the notes and the trustee and paying agent and conversion agent a notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”).

Each fundamental change repurchase right notice will state, among other things:

•	the events giving rise to the fundamental change;

•	if we will adjust the conversion rate pursuant to a fundamental change that falls under clause (2), (3) or (4) of the definition of fundamental change, the conversion rate and any adjustments to the conversion rate;

•	the effective date of the fundamental change, if applicable;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	that the notes with respect to which the fundamental change repurchase right notice has been given by the holder may be converted only if the holder withdraws any repurchase notice previously delivered by the holder in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, before the close of business on the second business day immediately preceding the repurchase date, the notes to be repurchased, together with the repurchase notice duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the notes are to be repurchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your fundamental change repurchase notice must comply with appropriate DTC procedures.

If you exercise your right to have any portion of your note repurchased, you may not surrender that portion of your note for conversion unless you withdraw your repurchase notice in accordance with the indenture. You may withdraw any such repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the second business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on a date chosen by us in our sole discretion that is not less than 20 and no more than 35 business days after the date of our mailing of the relevant fundamental change repurchase right notice, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the repurchase price promptly following the later of the repurchase date of the time of book-entry transfer or the delivery of the notes. If the paying agent, other than us or a subsidiary of ours, holds money or securities sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

•	the notes will cease to be outstanding, and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of fundamental change includes the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you believe a transfer of “substantially all” of our assets has occurred, and we have not provided a fundamental change notice. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. Certain of our debt agreements may prohibit our redemption or repurchase of the notes. Moreover, a fundamental change could cause an event of default under the terms of our senior debt. If holders elect to have us repurchase notes upon a fundamental change, we may not be permitted by the subordination provisions in the indenture or have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur. Any such default may, in turn, cause a default under our other debt.

ADJUSTMENT TO CONVERSION RATE UPON A FUNDAMENTAL CHANGE

If and only to the extent that you convert your notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the “stock price”) paid per share for our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or after the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “—Repurchase at Option of the Holder Upon a Fundamental change”)).

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion”. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by an adjustment factor equal to a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “—Conversion” above.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares issuable per $1,000 initial principal amount of notes as a result of a fundamental change that occurs in the corresponding period.

Effective Date of Fundamental Change	Stock Price
	$13.50	$16.00	$19.00	$22.00	$27.00	$34.00	$41.00	$54.00	$68.00
5/15/06	8.2	5.7	4.3	2.7	1.6	0.9	0.6	0.5	0.4
5/15/07	8.2	5.7	4.0	2.5	1.4	0.7	0.5	0.4	0.2
5/15/08	8.2	5.4	3.6	2.1	0.9	0.5	0.4	0.4	0.1
5/15/09	8.2	5.0	3.1	1.1	0.5	0.4	0.4	0.4	0.1
5/15/10	8.2	5.0	2.6	0.7	0.4	0.3	0.3	0.3	0.0
5/15/11	8.2	5.0	2.3	0.7	0.4	0.3	0.2	0.2	0.0
5/15/12	8.2	4.9	1.9	0.4	0.3	0.3	0.2	0.1	0.0
5/15/13	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The exact stock price and conversion dates may not be set forth in the table, in which case:

•	if the stock price is between two stock price amounts on the table or the conversion date is between two dates on the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth in the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is more than $68.00 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of a fundamental change; or

•	if the stock price is less than $13.50 (subject to adjustment), no adjustment will be made to the conversion rate as a result of a fundamental change.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note exceed 74.0328 per $1,000 initial principal amount of the notes, after giving effect to the increase in the conversion rate described above, subject to adjustment for adjustments to the conversion rate described under “—Conversion” above.

Our obligation to deliver the additional share amounts to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to principles of reasonableness of economic remedies.

MERGERS AND SALES OF ASSETS BY MERIX

We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•

the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of

Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any) on the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

EVENTS OF DEFAULT

The following will be events of default under the indenture:

•	we fail to pay the principal of or premium, if any, on any note when due;

•	we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•	we fail to provide timely notice of a fundamental change;

•	we fail to deliver shares of common stock upon conversion of the notes within 15 days after the conversion date;

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $5 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture, unless, in the case of the EPC Seller Financing Note, the amount of indebtedness payable is being disputed by us in good faith; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization involving us occurs, then the principal of, and accrued interest (including additional interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “—Meetings, Modification and Waiver” below.

You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including additional interest, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest, including additional interest, if any) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or interest on, a note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	reduce the amount payable upon a redemption or repurchase upon a fundamental change;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•	modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

PURCHASE OF NOTES BY MERIX

We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.

SURRENDER AND CANCELLATION OF NOTES

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

NOTICES

Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

REGISTRATION RIGHTS

We entered into a registration rights agreement with the initial purchaser. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the our current report on Form 8-K filed with the SEC on May 16, 2006, and may be obtained in the manner indicated under “Where You Can Find More Information,” or will be made available to beneficial owners of the notes upon request to us.

In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the “registrable securities”), that we will, at our expense:

•	use reasonable efforts to file with the SEC, within 90 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued; and

•	use reasonable efforts to keep effective the shelf registration statement until two years after the date the notes are issued or, if earlier, until the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

We will pay predetermined additional interest if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. The rates at which additional interest will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

In the event notes that are registrable securities are converted into shares of common stock that are restricted securities, any additional interest will accrue on such shares at the rates described above, applied to the conversion price at that time.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We will give notice of the filing of the shelf registration statement, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. The filing notice will seek, among other things, a determination from each of such holders as to whether such holder elects to have its registrable securities registered for sale pursuant to the shelf registration statement. We will mail the notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective.

No holder of registrable securities will be entitled:

•	to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective, or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice by the deadline for response set forth in the notice and questionnaire.

Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement, subject to certain restrictions provided in the registration rights agreement.

We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market.

We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

GOVERNING LAW

The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of laws principles.

THE TRUSTEE

U.S. Bank National Association is the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

FORM, DENOMINATION AND REGISTRY

The notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

GLOBAL NOTE, BOOK-ENTRY FORM

The notes are evidenced by one or more global notes, which have been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

DTC or its nominee is considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of the global note or any note it represents for any purpose.

We expect that, pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were initially designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security to such persons.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

DESCRIPTION OF MATERIAL INDEBTEDNESS

U.S. LOAN AND SECURITY AGREEMENT

On September 28, 2005, in connection with the acquisition of Merix Asia, we entered into a Loan and Security Agreement with Wachovia Capital Finance Corporation (Western), as Administrative Agent, Bank of America, N.A. as Syndication Agent and Wachovia Capital Markets, LLC, as Sole Lead Arranger, Manager and Bookrunner (the “Loan Agreement”). Under the Loan Agreement, the lenders provided a term loan of $16.5 million and a revolving line of credit of up to $38.5 million based on a borrowing base consisting primarily of our accounts receivable. As of May 27, 2006, there were no amounts outstanding under the revolving line of credit. Unless earlier terminated in accordance with the Loan Agreement, the maturity date of the Loan Agreement is September 28, 2010, with the principal of the term loan to be repaid in 19 equal quarterly payments of $687,500 each and a final payment on the maturity date of $3,437,500. All revolving loans must be repaid in full on the maturity date. The initial loan proceeds were used to fund the acquisition of Merix Asia. The obligations under the Loan Agreement are secured by substantially all of our U.S. assets. The loans bear interest at (a) either the prime rate or LIBOR, plus (b) an additional margin (which is 50 basis points higher for the term loan than for the revolving loan) based on certain performance criteria. The weighted average borrowing rate at May 27, 2006 on these instruments was 7.4%. The Loan Agreement contains a number of restrictive covenants typical for such financings with which we are in compliance.

OTHER NOTES PAYABLE

On December 9, 2004, we issued a $2 million, 5% promissory note in connection with the acquisition of Merix San Jose. The outstanding principal balance as of May 27, 2006 was $1 million. Interest on the note is payable quarterly, and the remaining principal balance of $1 million is due in the third quarter of fiscal 2007.

On September 29, 2005, one of our subsidiaries issued a subordinated promissory note to Eastern Pacific Circuits Holdings Limited for a total of $11 million in connection with the acquisition of Merix Asia, all of which is currently outstanding (the “EPC Seller Financing Note”). The principal is to be paid in four equal installments on March 1, 2007, December 1, 2007, December 1, 2008 and March 15, 2009. The outstanding principal balance earns interest at 7% through December 1, 2006, 8% through December 1, 2007 and 9% thereafter, payable quarterly. This promissory note is unsecured.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of:

•	50,000,000 shares of common stock, no par value, of which 20,026,890 shares were outstanding as of August 1, 2006; and

•	10,000,000 shares of preferred stock, no ascribed or par value, 500,000 of which have been designated Series A Preferred Stock, none of which are outstanding.

We also refer you to our Registration Statement on Form 8-A, filed with the SEC on April 6, 1994, including all amendments or reports filed for the purposes of updating such description, which discusses the terms of our capital stock.

COMMON STOCK

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive right to vote for the election of directors and for all other purposes. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. No shares of our common stock are subject to redemption or have preemptive rights.

Subject to any preferential rights of holders of our preferred stock, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distribution.

PREFERRED STOCK

As of the date of this prospectus, there are no outstanding shares of preferred stock. Our board of directors may authorize, without action by our shareholders, the issuance of preferred stock in one or more series and may fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions thereof, including, without limitation:

•	dividend rights and preferences over dividends on our common stock or any series of preferred stock;

•	the dividend rate (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions, if any);

•	redemption price and liquidation preferences of any wholly unissued series of any preferred stock and the designation thereof of any of them; and

•	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

Series A Preferred Stock. The board of directors has designated 500,000 shares of our preferred stock as Series A Preferred Stock, none of which is outstanding. Shares of Series A Preferred Stock are only issuable upon exercise of rights under the Rights Agreement entered into by us and American Stock Transfer & Trust Company, as rights agent. Holders of our shares of Series A Preferred Stock will be entitled to 100 votes for each share of Series A Preferred Stock held on all matters submitted to a vote of shareholders and will vote together with the holders of our common stock as one class.

The holders of our Series A Preferred Stock will be entitled to receive dividends, at the same time that dividends are declared on the common stock, in an amount per share equal to 100 times the aggregate per share amount of all cash or non-cash dividends. In the event of our liquidation, dissolution or winding up, holders of our Series A Preferred Stock will be entitled to receive an amount per share equal to 100 times the aggregate per share amount to be distributed to the holders of common stock, plus any declared and unpaid dividends. If our assets are insufficient to permit such payment in full to the holders of Series A Preferred Stock, they will share ratably in the proceeds.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED STOCK

We believe that the power to issue additional shares of common stock or preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

LISTING

Our common stock is listed on the Nasdaq National Market under the symbol “MERX.”

GOVERNING DOCUMENTS

We filed Articles of Incorporation in Oregon on March 22, 1994 and an amendment to the Articles of I incorporation on April 8, 1997. The life of the corporation is perpetual.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax consequences to holders, and U.S. federal estate tax consequences to non-U.S. holders (defined below), relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of notes and common stock in light of their personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation.

This summary applies only to holders that hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code (generally, for investment). It does not address tax consequences applicable to those holders that may be subject to special tax rules, including financial institutions, regulated investment companies, tax-exempt organizations, expatriates, persons subject to the alternative minimum tax provisions of the Code, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes or common stock into which the notes may be converted as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes, persons deemed to sell notes or common stock into which the notes may be converted under the constructive sale provisions of the Code, persons who hold notes or common stock into which the notes may be converted through a partnership or other pass through entity, or persons whose functional currency is not the U.S. dollar (except as disclosed below under “Non-U.S. Holders”). We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. Moreover, this discussion does not address the effect of the U.S. federal estate and gift tax laws on U.S. holders or the effect of any applicable state, local, foreign or other tax laws.

THE FOLLOWING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means a holder (other than a partnership or an entity or arrangement classified as partnership for U.S. federal income tax purposes) of a note or common stock that is not a U.S. holder for U.S. federal income tax purposes.

For U.S. federal income tax purposes, if a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock into which the notes may be converted, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted.

U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by U.S. holders.

THE NOTES

Interest

Interest paid on the notes will be includible in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

In certain circumstances we may be obligated to pay holders additional interest. See “Description of Notes—Registration Rights.” We believe that the likelihood that we will be obligated to pay additional interest is remote. Our determination that this contingency is remote is binding on holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Remote contingencies are not taken into account unless and until they occur. If we are required to pay additional interest, U.S. holders would likely recognize additional interest income in accordance with their method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. holder acquires a note at a cost that is less than its principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by its principal amount multiplied by the number of complete years from the date of acquisition until maturity.

Under the market discount rules of the Code, a U.S. holder is required to treat any gain on the disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the disposition of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred to purchase or to carry the notes. U.S. holders may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all market discount debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and all market discount notes in subsequent years and is irrevocable without the consent of the IRS.

Amortizable Bond Premium

In general, if a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the acquisition date, other than stated interest payments, such excess will constitute bond premium. Bond premium, however, will not include any premium attributable to the note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there was not conversion feature.

A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield to maturity basis as an offset to interest when includible in income under such holder’s regular accounting method. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the notes by the amount of premium amortized in any year. An election to amortize premium on a constant yield to maturity basis will also apply to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note.

Sale

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as interest unless previously taken into income) and (ii) the U.S. holder’s adjusted tax basis in that note. A U.S. holder’s adjusted tax basis in a note generally will be the purchase price of that note on the date of purchase. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition, the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Conversion

A U.S. holder will not recognize any income, gain or loss upon conversion of a note into our common stock, except with respect to cash received in lieu of a fractional share of common stock or in payment of accrued but unpaid interest, subject to the discussion under “Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note in connection with a fundamental change may be treated as a taxable stock distribution. A U.S. holder’s tax basis in the common stock received on conversion of a note (including any fractional share for which cash is paid) will be the same as the U.S. holder’s adjusted tax basis in the note at the time of conversion. The holding period for the common stock received on conversion generally will include the holding period of the note converted.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to the fractional share).

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of the Notes—Conversion”, should consult its own tax advisor concerning the appropriate treatment of such payments.

In the event that we undergo a business combination as described under “Description of Notes—Conversion Rights,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Constructive Distributions

The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a dividend distribution to the extent of the issuer’s current and accumulated earnings and profits. Under applicable Treasury regulations, an adjustment to the conversion price of the notes may, under certain circumstances, be treated as a constructive distribution under these rules to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock, and even though the noteholder will not have actually received any cash or other property. For example, in the event that the conversion rate is adjusted in connection with a distribution of cash dividends on our common stock, as described above under “Description of Notes—Conversion,” noteholders likely would be treated as receiving a constructive dividend to the extent of our current and accumulated earnings and profits. The adjustment to the conversion rate of a note converted in connection with a fundamental change, as described under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change” above, also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, would increase the noteholders’ proportionate interests in our stock. For instance, a change in conversion price could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive dividends. Conversely, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for long-term capital gains rate or the dividends received deduction described in the next paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

COMMON STOCK

Distributions

Distributions received on our common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. For taxable years beginning before January 1, 2011, subject to certain exceptions and provided that certain holding period requirements are met, dividends received by individual shareholders generally would be taxed at the same preferential rates that apply to long-term capital gains. Any excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received that are treated as dividends. Special rules may apply to corporate U.S. holders upon the receipt of any “extraordinary dividends” with respect to the common stock.

Sale

Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. holder’s holding period is more than one year. The deductibility of capital losses is subject to limitation.

NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income and estate tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by non-U.S. holders.

Interest

Interest income paid on the notes to a non-U.S. holder should not be subject to U.S. federal income tax or withholding tax (subject to the discussion below regarding backup withholding) provided that:

•	the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us through stock ownership; and

•	the non-U.S. holder, under penalty of perjury, certifies to us or our agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name and address (or otherwise satisfies the applicable identification requirements).

If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business. Foreign partnerships and certain foreign trusts must provide additional documentation with respect to their partners or beneficiaries.

A non-U.S. holder that is not exempt from tax on interest under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless (i) the interest is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and, if an income tax treaty applies, the interest is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder’s exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the interest is effectively connected with the conduct of a U.S. trade or business and, if an income tax treaty applies, the interest is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which generally is imposed at a 30% rate, subject in each case to income tax treaty exceptions. While not entirely clear, the above discussion should be applicable to additional interest, if any, received by non-U.S. holders.

Constructive Distributions

As discussed above, an adjustment to the conversion price of the notes could potentially give rise to a deemed distribution to holders of the notes. See “U.S. Holders—The Notes—Constructive Distributions” above.

With respect to non-U.S. holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock. See “Non-U.S. Holders—Distributions” below.

Conversion

A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See “Non-U.S. Holders—Sale of Notes and Common Stock.”

Distributions

If we make distributions on our common stock, those distributions generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject the discussion below of backup withholding, any such distribution treated as a dividend to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and, if an income tax treaty applies, the dividend is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder’s exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business and, if an income tax treaty applies, the dividend is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which generally is imposed at a 30% rate, subject in each case to income tax treaty exceptions.

Sale of Notes and Common Stock

A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a note or common stock, unless:

•	in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the disposition and certain other requirements are met, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty.

If the gain is effectively connected to the conduct of a U.S. trade or business and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which generally is imposed at a 30% rate, subject in each case to income tax treaty exceptions.

Notwithstanding the above, if we are or become a U.S. real property holding corporation (a “USRPHC”), a non-U.S. holder could be subject to federal income tax with respect to gain realized on the disposition of notes or shares of common stock. Amounts withheld, if any, with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder’s U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or will become a USRPHC in the future.

United States Federal Estate Tax

A note held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be includable in the decedent’s gross estate for U.S. federal estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business within the U.S. Common stock actually or beneficially held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death (or who previously transferred such stock subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient’s taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate currently is 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Non-exempt U.S. holders will be subject to information reporting with respect to payments of interest on notes and dividends on common stock, and under certain circumstances, payments of principal. Non-exempt U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. holders should consult their tax advisors.

Payments of interest on notes and dividends on common stock to non-U.S. holders will be subject to information reporting on Form 1042-S. If the notes are held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, backup withholding generally would not be required. Backup withholding may apply if the notes are held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors.

Any amounts withheld from a payment under the backup withholding rules will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS. Some holders (including, among others, U.S. corporations) generally are not subject to information reporting and backup withholding.

SELLING SECURITYHOLDERS

We originally issued the notes to the initial purchaser, Thomas Weisel Partners LLC, in May 2006 in a transaction exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchaser to persons reasonably believed by the initial purchaser to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act.

Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Unless set forth below, none of the selling securityholders has had within the past three years any position, officer or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information regarding the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time by each selling securityholder under this prospectus. Because the selling securityholders may offer all or a portion of the notes and common stock, if converted, under this prospectus, we cannot estimate the principal amount of the notes or common stock that the selling securityholders will hold upon consummation of any sale. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Issuance Upon Conversion of Note(1)	Percentage of Common Stock Outstanding(2)
Highbridge International LLC	$13,000,000	18.57%	197,470	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund(a)(3)	7,000,000	10.00%	106,330	*
Calamus Market Neutral Income Fund—Calamos Investment Trust(4)	5,000,000	7.14%	79,950	*
CNH CA Master Account, L.P.(5)	5,000,000	7.14%	75,950	*
Lyxor/Forest Fund Limited(6)	4,661,000	6.66%	70,801	*
Forest Global Convertible Fund, Ltd. Class A-5 (6)	4,608,000	6.58%	69,996	*
Mohican VCA Master Fund, Ltd(7)	3,300,000	4.71%	50,127	*
Fore Convertible Master Fund(8)	2,725,000	3.89%	41,393	*
HFR CA Global Opportunity Master Trust(6)	2,227,000	3.18%	33,828	*
Thomas Weisel Partners Group(a)	1,700,000	2.42%	25,823	*
LLT Limited(6)	1,022,000	1.46%	15,524	*
CC Arbitrage, Ltd(9)	1,000,000	1.43%	15,190	*
Institutional Benchmarks Master Fund Ltd.(6)	962,000	1.37%	14,613	*
HFR RVA Select Performance Master Trust(6)	316,000	*	4,800	*
Fore Erisa Fund, Ltd(8)	275,000	*	4,177	*
Forest Multi Strategy Master Fund SPC on behalf of its Multi Strategy Segregated Portfolio(6)	204,000	*	3,099	*
DBAG London(a)(10)	3,725,000	5.32%	56,583	*

*	Less than 1%.

(a)	This selling securityholder is an affiliate of a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 68.2594 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes—Conversion.”

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 20,026,890 shares of common stock outstanding as of August 1, 2006. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

(3)	Fidelity Financial Trust: Fidelity Convertible Securities Fund (the “Fidelity Fund”) is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment advisor under the Investment Advisors Act of 1940, as amended. FMR Co., a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of the 2,452,172 shares (including the number of shares of the securities listed in the table are convertible into) of our common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fidelity Fund each has the sole power to dispose of the securities held by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees.

(4)	Calamos Advisors LLC exercises voting power and investment control with respect to the securities listed in the table.

(5)	CNH Partners, LLC is investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities listed in the table. Investment principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(6)	Forest Investment Management LP (“Forest”) has sole voting control and shared investment control of the securities listed in the table. Forest is wholly owned by Forest Partners II, the sole general partner of which is Michael A Boyd Inc., which is solely owned by Michael A. Boyd.

(7)	Mr. Eric Hage and Mr. Daniel Hage exercise voting power and investment control with respect to the securities listed in the table.

(8)	Mr. David Egglishaw exercises voting power and investment control with respect to the securities listed in the table.

(9)	An investment manager under a management agreement, Castle Creek Convertible Arbitrage LLC, may exercise dispositive and voting power with respect to the securities listed in the table. Castle Creek Convertible Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allen Weine are the managing members of Castle Creek Convertible Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the securities listed in the table.

(10)	Mr. Patrick Corrigan exercises voting power and investment control with respect to the securities listed in the table.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which include their pledgees, donees, partnership distributees and other transferees receiving the notes or common stock from the selling securityholders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions, which may involve cross or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

•	through any combination of the foregoing.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying common stock short and deliver the notes and underlying common stock to close out short positions or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell such securities.

Selling securityholders may sell or transfer their notes and shares of common stock issuable upon conversion of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the common stock into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

Our common stock is listed on the Nasdaq National Market. Since their initial issuance, the notes have been eligible for The PORTALSM Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for The PORTALSM Market. We do not intend to list the notes for quotation on any other securities exchange or automated interdealer quotation system. Accordingly, we cannot guarantee that any trading market will develop for the notes.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. In addition, selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other persons participating in the distribution of the notes and the underlying common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the notes and underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common stock.

If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Description of Notes—Registration Rights” above.

LEGAL MATTERS

The validity of any securities issued under this prospectus will be passed upon by Perkins Coie LLP, Portland, Oregon.

EXPERTS

The financial statements of Merix Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended May 27, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and under the “Investor Relations” section of our website at www.merix.com. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these documents.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended May 27, 2006, filed on August 24, 2006 (including portions of our Proxy Statement for our 2006 Annual Meeting of Shareholders incorporated by reference therein);

•	Our Current Reports on Form 8-K filed on December 15, 2005, June 2, 2006, July 19, 2006, August 4, 2006, August 31, 2006 and September 1, 2006; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 6, 1994, including any amendment or report filed for the purpose of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) from the date of this prospectus until the termination of the offering of the securities, and such documents shall update or supersede as applicable the information contained in this prospectus. These documents may include annual, quarterly and current reports, as well as proxy statements.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference in this prospectus. Requests should be directed to Merix Corporation, Attention: Treasurer, 1521 Poplar Lane, Forest Grove, Oregon 97116; telephone (503) 359-9300.

If at any time during the two-year period following May 24, 2006, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes, holders of common stock issued upon conversion of the notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued on conversion of the notes.

MERIX CORPORATION

$70,000,000 Principal Amount of

4% Convertible Senior Subordinated Notes due 2013

and

Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

                            , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities. All amounts are estimates other than the Securities and Exchange Commission registration fee.

Amount to be Paid
SEC registration fee*	$7,490
Printing fees	$40,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$250,000
Trustees’ and Transfer Agents’ fees and expenses	$20,000
Miscellaneous	$100,000

Total	$667,490

*	Actual; other expenses are estimates

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are an Oregon corporation. Section 60.047 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty, bad faith, intentional misconduct, knowing violations of law, illegal corporate distributions, or any transaction from which the director receives an improper personal benefit. Article V of our articles of incorporation contains provisions implementing such limitations on a director’s liability to the registrant and its shareholders.

Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VI of our articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Oregon law.

We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose. In addition, we have contractually agreed to indemnify each of our executive officers and directors for any liability they may incur by reason of the fact that they serve in that capacity, including liability under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable.

ITEM 16.	EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index following the signature pages hereto and are incorporated herein by this reference.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MERIX CORPORATION

Date: September 8, 2006	By:	/s/ MARK R. HOLLINGER
Mark R. Hollinger
Chairman, Chief Executive Officer and President

Each person whose individual signature appears below hereby authorizes and appoints Mark Hollinger and Stephen M. Going, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company and in the capacities indicated below on the 8th day of September, 2006.

Signature	Title

/s/ MARK R. HOLLINGER Mark R. Hollinger	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ KELLY LANG Kelly Lang	Vice President, Finance (Principal Financial and Accounting Officer)

/s/ CHEE W. CHEUNG Chee W. Cheung	Director

/s/ KIRBY A. DYESS Kirby A. Dyess	Director

/s/ CARLENE M. ELLIS Carlene M. Ellis	Director

/s/ DONALD D. JOBE Donald D. Jobe	Director

/s/ GEORGE H. KERCKHOVE George H. Kerckhove	Director

/s/ WILLIAM W. LATTIN Dr. William W. Lattin	Director

S-1

Signature	Title

/s/ W. C. MCCORMICK William C. McCormick	Director

/s/ ROBERT C. STRANDBERG Robert C. Strandberg	Director

S-2

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

4.1	Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10K for the fiscal year ended May 26, 2001.

4.2	Bylaws of the Registrant, as amended, incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended May 27, 2006.

4.3	Indenture, dated May 16, 2006, between the Registrant and U.S. Bank (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2006)

4.4	Form of 4% Convertible Senior Subordinated Note Due 2013 (included in Section 2.2 of Exhibit 4.3)

5.1	Opinion of Perkins Coie LLP with respect to the legality of the securities being registered.

10.1	Registration Rights Agreement dated as of May 16, 2006, between the Registrant and Thomas Weisel Partners LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2006)

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Perkins Coie LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature pages hereto).

25.1	Statement of Eligibility of U.S. Bank National Association*

*	To be filed as an amendment hereto or an exhibit to a documents to be incorporated by reference herein.